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                                                                   EXHIBIT 10.26


                                 AMENDMENT NO. 3
                                       TO
                THE 1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

1. The first sentence of Article III. Shares Available. is hereby amended to read as follows:

     "Subject to the provisions of Article XII of the Plan, no more than 158,000 shares of Common Stock shall be issued pursuant to the exercise of Options granted under the Plan."

2.   Section 5.02 is hereby amended in its entirety to read as follows:

     5.02 Periodic Grants. "Each Outside Director who is reelected to the Board by the shareholders of the Company at an Annual or Special Meeting of the shareholders of the Company called for that purpose shall be awarded, effective as of each such date of reelection, an additional Option to purchase 3,000 shares of Common Stock (the "Subsequent Option")."